FOR IMMEDIATE RELEASE:	EXHIBIT 99.1
DATE: April 24, 2009
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Media Relations
CONTACT: Joy Chandler
PHONE: 724-539-4618
KENNAMETAL TAKING FURTHER ACTIONS
IN RESPONSE TO DECLINING GLOBAL MARKETS;
ANNOUNCES THIRD QUARTER FISCAL 2009 RESULTS
•	3Q EPS of $0.01, excluding charges related to impairment and restructuring

•	Continuing to execute restructuring and other cost reduction actions

•	Cash flow from operations of $164 million for nine months ended March 31, 2009
LATROBE, Pa., (April 24, 2009) — Kennametal Inc. (NYSE: KMT) today reported a fiscal 2009 third quarter loss per diluted share (LPS) of ($1.90), compared with prior year quarter reported earnings per diluted share (EPS) of $0.30. The current quarter reported LPS included non-cash charges for impairment of goodwill and intangible assets of $1.40 per share, as well as charges of $0.51 per share related to the company’s previously announced restructuring plans. The prior year quarter reported EPS included a non-cash goodwill impairment charge of $0.45 per share. Absent these charges, adjusted EPS for the current quarter was $0.01, compared with the prior year quarter adjusted EPS of $0.75.
Kennametal’s Chairman, President and Chief Executive Officer Carlos Cardoso said, “During the March quarter, we saw further weakening in the global business climate, particularly in Europe, as well as lower demand in our served end markets. We quickly responded by accelerating measures to reduce our cost structure, maximize cash flow and maintain our balance sheet. We believe that these collective actions will help us to emerge from the current downturn as an even more streamlined company that is positioned to capitalize on future growth opportunities.”
1600 Technology Way | Latrobe, PA 15650-5274 USA | Tel: 724.539.5000 | www.kennametal.com

“We have a world-class global team that remains focused on effectively managing through the current downturn, serving our customers and preserving our competitive strengths,” Cardoso added.
Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.
Fiscal 2009 Third Quarter Key Developments
•	Sales for the quarter were $441 million, compared with $690 million in the same quarter last year. The 36 percent decrease in sales was due to a 32 percent organic decline and a 5 percent decrease from unfavorable foreign currency effects, partially offset by the net favorable impact of acquisitions and divestitures of 1 percent.
•	During the March quarter, the company performed an impairment test of goodwill and long-lived assets for its engineered products business as well as for its surface finishing machines and services business. This test was undertaken in view of the decline in sales, and the impact and persistence of the global economic downturn. The test resulted in non-cash pre-tax impairment charges of $111 million, or $1.40 per share.
•	As previously announced, the company continued to implement certain restructuring plans to reduce costs and improve operating efficiencies. During the March quarter, the company recognized pre-tax charges related to these initiatives of $34 million, or $0.51 per share. Pre-tax charges recorded to date for these initiatives were $61 million. Including these charges, the company expects to recognize approximately $115 million of pre-tax charges related to its restructuring plans. The remaining charges are expected to be incurred over the next six to nine months. The majority of these charges are expected to be cash expenditures. Annual ongoing benefits from these actions, once fully implemented, are expected to be approximately $125 million.
•	Operating loss was $151 million for the quarter. Absent the impact of charges related to impairment and restructuring, operating loss for the quarter was $6 million compared to operating income of $84 million in the prior year quarter. The current performance was impacted by the significant decline in sales volumes and the related lower manufacturing cost absorption. The company continues to adjust its manufacturing costs and operating expenses in response to the rapid and steep downturn in business levels.
•	Results for the current year quarter included $5 million of other income driven by favorable foreign currency transactions as well as an income tax benefit of $15 million.

•	Net loss was $138 million for the current year quarter, compared to net income of $23 million in the prior year quarter. Absent the charges related to impairment and restructuring, net income for the current quarter decreased to $0.5 million from net income of $58 million in the prior year quarter.
•	Reported LPS was ($1.90), compared with prior year quarter reported EPS of $0.30. Adjusted EPS were $0.01 compared to prior year quarter adjusted EPS of $0.75. A reconciliation follows:
(Loss) Earnings Per Diluted Share Reconciliation

Third Quarter FY 2009		Third Quarter FY 2008
Reported LPS	($1.90)	Reported EPS	$0.30
Restructuring and related charges	0.51	Goodwill impairment charge	0.45
Asset impairment charges	1.40

Adjusted EPS	$0.01	Adjusted EPS	$0.75

Fiscal 2009 Year to Date Key Developments
•	Cash flow from operating activities was $164 million in the first nine months of fiscal 2009, compared with $159 million in the prior year period. Free operating cash flow for the current year period was $73 million, compared with $30 million in the prior year period. The increased generation of free operating cash flow was driven by a strong focus on receivable collection, inventory reduction resulting from active management of production levels and lower capital expenditures.
•	Sales of $1.7 billion decreased 14 percent from $2.0 billion in the same period last year. Sales decreased 13 percent organically and 2 percent from unfavorable foreign currency effects. This was partially offset by the net favorable impact of acquisitions and divestitures of 1 percent.
•	Operating loss was $74 million, compared with operating income of $182 million in the same period last year, a decrease of $256 million. Absent charges related to restructuring and asset impairment, operating income was $90 million compared to $217 million in the prior year period. This decrease was principally the result of reduced sales volumes and the related lower manufacturing cost absorption. A considerable portion of the impact of lower business levels was offset by a combination of cost reduction actions, lower provisions for employee incentive compensation plans and higher price realization.

•	Reported LPS was ($1.18) compared to the prior year reported EPS of $1.38. Adjusted EPS of $0.94 decreased 51 percent, compared with prior year adjusted EPS of $1.91. A reconciliation follows:
(Loss) Earnings Per Diluted Share Reconciliation

First Nine Months of FY 2009		First Nine Months of FY 2008
Reported LPS	($1.18)	Reported EPS	$1.38
Restructuring and related charges	0.74	Impact of German tax law change	0.08
Asset impairment charges	1.38	Goodwill impairment charge	0.45

Adjusted EPS	$0.94	Adjusted EPS	$1.91

Segment Highlights of Fiscal 2009 Third Quarter
Metalworking Solutions & Services Group (MSSG) sales decreased by 43 percent from the prior year quarter, driven primarily by an organic sales decline of 35 percent, unfavorable foreign currency effects of 6 percent and 2 percent from the impact of divestitures. On a global basis, industrial production declined sequentially and in comparison to the prior year quarter. Demand in most industry and market sectors has weakened substantially. On a regional basis, Europe, India and North America reported organic sales declines of 40 percent, 38 percent and 34 percent, respectively, for the March quarter. Asia Pacific and Latin America also experienced organic sales declines of 31 percent and 21 percent, respectively.
MSSG operating loss was $40 million for the current quarter compared to operating income of $76 million in the prior year. During the March quarter, MSSG recognized restructuring and related charges of $25 million. Absent these charges, MSSG operating loss was $15 million compared to the prior year operating income of $76 million. The primary drivers of the decline in operating income were reduced sales volumes and the related unfavorable absorption of manufacturing costs due to lower production.
Advanced Materials Solutions Group (AMSG) sales decreased 22 percent during the March quarter, driven primarily by a 24 percent organic decline and a 3 percent decrease from unfavorable foreign currency effects, partially offset by the impact of acquisitions of 5 percent. The organic decline was primarily driven by lower sales in the surface finishing machines and services business as well as the engineered products business.
AMSG operating loss was $103 million in the current quarter compared to an operating loss of $6 million in the prior year. During the current quarter, AMSG recognized charges related to impairment and restructuring of $121 million. During the prior year quarter, AMSG recognized an impairment charge of $35 million. Absent these charges, AMSG operating income was $18 million in the current quarter, compared to $29 million in the prior year quarter. The decline in operating income was primarily due to lower sales and production volumes in the engineered products business.

Corporate operating loss decreased by 59 percent, or $12 million. This decrease was primarily driven by lower provisions for performance-based employee compensation programs, as well as the impact of cost reduction actions.
Outlook
Due to the present high level of uncertainty in the global economy, visibility is very limited regarding the demand in Kennametal’s served end markets and ultimately, the company’s sales levels, earnings, and cash flows.
Based on management’s best judgment in this uncertain environment, Kennametal expects organic sales for the June quarter to be down by more than 40 percent from the same quarter of the prior year. Under that circumstance, the company expects that its June quarter operating results, excluding charges related to restructuring, will be somewhat lower than its March quarter operating results, excluding charges related to impairment and restructuring.
Kennametal continues to take aggressive actions to reduce costs, including streamlining its manufacturing infrastructure. In further implementing these actions, the company expects to recognize a remaining $54 million in charges related to previously announced restructuring initiatives over the next six to nine months. The company is positioned to respond quickly to any changes in the global markets and will continue to sharply focus on cash flow.
Dividend Declared
Kennametal also announced today that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share. The dividend is payable May 21, 2009 to shareowners of record as of the close of business on May 6, 2009.
Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate web site at www.kennametal.com.
Third quarter results for fiscal 2009 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations” and then “Events.” The replay of this event will also be available on the company’s website through May 24, 2009.

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance or events. Forward looking statements in this release concern, among other things, Kennametal’s outlook for earnings for its fiscal year 2009, and its expectations regarding future growth and financial performance, all of which are based on current expectations that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: global and regional economic conditions; availability and cost of the raw materials we use to manufacture our products; our ability to protect our intellectual property in foreign jurisdictions; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; our ability to implement restructuring plans and other cost savings initiatives, fluctuations in energy costs and commodity prices; competition; integrating recent acquisitions, as well as any future acquisitions, and achieving the expected savings and synergies; business divestitures; demands on management resources; environmental remediation matters; demand for and market acceptance of new and existing products; future terrorist attacks or acts of war; and labor relations. These and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE: KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. As of the prior fiscal year end, customers bought approximately $2.7 billion annually of Kennametal products and services — delivered by our 14,000 talented employees in over 60 countries — with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com. [KMT-E]

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands, except per share amounts)	2009	2008	2009	2008

Sales	$441,311	$689,669	$1,679,260	$1,952,168
Cost of goods sold	337,529	451,803	1,193,385	1,281,273

Gross profit	103,782	237,866	485,875	670,895

Operating expense	108,054	150,461	392,084	443,414
Restructuring and asset impairment charges	143,476	35,000	158,092	35,000
Amortization of intangibles	3,196	3,487	9,874	10,058

Operating (loss) income	(150,944)	48,918	(74,175)	182,423

Interest expense	6,672	8,005	21,814	24,335
Other (income) expense, net	(5,243)	385	(8,630)	(1,711)

(Loss) income before income taxes and minority interest	(152,373)	40,528	(87,359)	159,799

(Benefit) provision for income taxes	(14,660)	16,616	(1,456)	48,953
Minority interest expense	161	742	845	2,651

Net (loss) income	$(137,874)	$23,170	$(86,748)	$108,195

Basic (loss) earnings per share	$(1.90)	$0.30	$(1.18)	$1.41

Diluted (loss) earnings per share	$(1.90)	$0.30	$(1.18)	$1.38

Dividends per share	$0.12	$0.12	$0.36	$0.35

Basic weighted average shares outstanding	72,673	76,463	73,238	76,984

Diluted weighted average shares outstanding	72,673	77,503	73,238	78,374

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	June 30,
(in thousands)	2009	2008

ASSETS
Cash and cash equivalents	$98,190	$86,478
Accounts receivable, net	295,322	512,794
Inventories	426,455	460,800
Other current assets	100,845	91,914

Total current assets	920,812	1,151,986
Property, plant and equipment, net	729,783	749,755
Goodwill and intangible assets, net	670,127	802,722
Other assets	76,649	79,886

Total assets	$2,397,371	$2,784,349

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$42,647	$33,600
Accounts payable	110,873	189,050
Other current liabilities	256,074	298,661

Total current liabilities	409,594	521,311
Long-term debt and capital leases	459,446	313,052
Other liabilities	260,325	280,552

Total liabilities	1,129,365	1,114,915

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	18,678	21,527
SHAREOWNERS’ EQUITY	1,249,328	1,647,907

Total liabilities and shareowners’ equity	$2,397,371	$2,784,349

SEGMENT DATA (UNAUDITED)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2009	2008	2009	2008

Outside Sales:
Metalworking Solutions and Services Group	$262,454	$459,407	$1,038,370	$1,301,837
Advanced Materials Solutions Group	178,857	230,262	640,890	650,331

Total outside sales	$441,311	$689,669	$1,679,260	$1,952,168

Sales By Geographic Region:
United States	$219,815	$294,281	$783,018	$855,599
International	221,496	395,388	896,242	1,096,569

Total sales by geographic region	$441,311	$689,669	$1,679,260	$1,952,168

Operating (Loss) Income:
Metalworking Solutions and Services Group	$(39,943)	$75,679	$11,196	$193,017
Advanced Materials Solutions Group	(102,502)	(6,110)	(53,072)	51,067
Corporate and eliminations [a]	(8,499)	(20,651)	(32,299)	(61,661)

Total operating (loss) income	$(150,944)	$48,918	$(74,175)	$182,423

[a]	Includes corporate functional shared services and intercompany eliminations.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including gross profit, operating expense, operating income, MSSG operating income and margin, AMSG operating income and margin, effective tax rate, net income and diluted (loss) earnings per share as well as free operating cash flow and adjusted return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report of Form 8-K to which this release is attached.
THREE MONTHS ENDED MARCH 31, 2009 (UNAUDITED)

	Gross	Operating	Operating	Net (Loss)	Diluted
(in thousands, except per share amounts)	Profit	Expense	Loss	Income	(LPS) EPS

2009 Reported Results	$103,782	$108,054	$(150,944)	$(137,874)	$(1.90)
Restructuring and related charges	2,248	1,145	33,537	37,167	0.51
Asset impairment charges	—	—	111,042	101,200	1.40

2009 Adjusted Results	$106,030	$109,199	$(6,365)	$493	$0.01

	MSSG	AMSG
	Operating	Operating
(in thousands, except percents)	(Loss) Income	(Loss) Income

2009 Reported Results	$(39,943)	$(102,502)
Restructuring and related charges	25,428	9,464
Asset impairment charges	—	111,042

2009 Adjusted Results	$(14,515)	$18,004

THREE MONTHS ENDED MARCH 31, 2008 (UNAUDITED)

	AMSG
	Operating
	Income	Operating	Net	Diluted
(in thousands, except per share amounts)	(Loss)	Income	Income	EPS

2008 Reported Results	$(6,110)	$48,918	$23,170	$0.30
Goodwill impairment charge	35,000	35,000	35,000	0.45

2008 Adjusted Results	$28,890	$83,918	$58,170	$0.75

NINE MONTHS ENDED MARCH 31, 2009 (UNAUDITED)

			Operating	Net
	Gross	Operating	(Loss)	(Loss)	Diluted
(in thousands, except per share amounts)	Profit	Expense	Income	Income	(LPS) EPS

2009 Reported Results	$485,875	$392,084	$(74,175)	$(86,748)	$(1.18)
Restructuring and related charges	6,898	1,178	52,770	54,355	0.74
Asset impairment charges	—	—	111,042	101,200	1.38

2009 Adjusted Results	$492,773	$393,262	$89,637	$68,807	$0.94

NINE MONTHS ENDED MARCH 31, 2008 (UNAUDITED)

	Operating	Net	Diluted
(in thousands, except percents and per share amounts)	Income	Income	EPS

2008 Reported Results	$182,423	$108,195	$1.38
Impact of German tax law change	—	6,594	0.08
Goodwill impairment charge	35,000	35,000	0.45

2008 Adjusted Results	$217,423	$149,789	$1.91

FREE OPERATING CASH FLOW (UNAUDITED)

	Nine Months Ended
	March 31,
(in thousands)	2009	2008

Net cash flow provided by operating activities	$163,739	$158,558
Purchases of property, plant and equipment	(92,712)	(130,587)
Proceeds from disposals of property, plant and equipment	2,386	2,370

Free operating cash flow	$73,413	$30,341

-end-